Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS FOURTH QUARTER 2021 RESULTS
–4Q 2021 Diluted EPS of $2.02
–4Q 2021 C&I adjusted diluted EPS of $2.38
–4Q 2021 C&I managed receivables of $19.6 billion
–4Q 2021 C&I net charge-off ratio of 4.24%
–Raises quarterly dividend by 36% to $0.95 per share
–Repurchased 3.7 million shares for $192 million in 4Q
–Board of Directors approves new $1.0 billion share repurchase program

New York, NY, February 2, 2022 - OneMain Holdings, Inc. (NYSE: OMF), the leader in offering nonprime customers responsible access to credit, today reported pretax income of $355 million and net income of $262 million for the fourth quarter of 2021, compared to $476 million and $359 million, respectively, in the prior year quarter. Earnings per diluted share were $2.02 in the fourth quarter of 2021, compared to $2.67 in the prior year quarter.

Net income was $1.3 billion for the full year of 2021, compared to $730 million for the full year of 2020. Earnings per diluted share were $9.87 in the full year of 2021, compared to $5.41 in the prior year.

On February 2, 2022, OneMain raised its regular quarterly dividend by 36% to $0.95 per share, payable on February 18, 2022, to record holders of the Company's common stock as of the close of business on February 14, 2022.

During the quarter, the Company repurchased approximately 3.7 million shares of common stock for $192 million, including a 1.9 million share block repurchase for $100 million, which was specifically authorized and completed as part of the October secondary offering. The Board of Directors has approved a new $1.0 billion share repurchase program expiring on December 31, 2024. The new program replaces the previous share repurchase program.

“We closed out a great 2021 with continued strong growth in receivables and on plan with our important credit card roll out,” said Doug Shulman, Chairman and CEO of OneMain. “As we enter this year with good momentum, we remain focused on executing our key growth initiatives, driving robust shareholder returns and providing our customers with the products and services they need to help them progress to a better financial future.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $413 million and adjusted net income of $310 million for the fourth quarter of 2021, compared to $498 million and $373 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $2.38 for the fourth quarter of 2021, compared to $2.77 in the prior year quarter.

C&I generated adjusted net income of $1.4 billion for the full year of 2021, compared to $819 million in the prior year. Adjusted earnings per diluted share were $10.81 for the full year of 2021, compared to $6.07 in the prior year.

Management runs the business based on C&I capital generation, which it defines as C&I adjusted net income excluding the after-tax change in C&I allowance for finance receivable losses while still considering the current period C&I net charge-offs. C&I capital generation was $334 million for the fourth quarter of 2021, representing a 2% increase versus the prior year period.

Originations totaled $3.8 billion in the fourth quarter of 2021, up 20% from $3.2 billion in the prior year quarter. The percentage of secured originations was 52% in the fourth quarter of 2021, consistent with the prior year quarter.

Managed receivables, which include loans serviced for our whole loan sale partners, were $19.6 billion at December 31, 2021. Sales of finance receivables totaled $180 million in the quarter, and the recognized gain on sales, recorded in Other revenue, was $17 million. The Company continues to service these loans.

Ending net finance receivables reached $19.2 billion at December 31, 2021, up 6% from $18.1 billion at December 31, 2020.

Secured receivables were 52% of ending net finance receivables at December 31, 2021, down from 53% at December 31, 2020.

Average net finance receivables were $19.0 billion in the fourth quarter of 2021, up 6% from $18.0 billion in the prior year quarter.

Interest income in the fourth quarter of 2021 was $1.1 billion, consistent with the prior year quarter, reflecting higher average net finance receivables, offset by a lower portfolio yield.

Yield was 23.3% in the fourth quarter of 2021, down from 24.2% in the prior year quarter. The decrease generally reflected the impact of higher credit quality originations with attractive returns that are contributing to our portfolio growth, and higher 90+ day delinquent receivables.

The provision for finance receivable losses was $236 million in the fourth quarter of 2021, up from $130 million in the prior year quarter, primarily driven by the prior year period release in the allowance associated with an improved credit environment.

The 30-89 day delinquency ratio was 2.43% at December 31, 2021, up from 2.20% at September 30, 2021, and 2.28% at December 31, 2020.

The 90+ day delinquency ratio was 1.99% at December 31, 2021, up from 1.57% at September 30, 2021, and 1.75% at December 31, 2020.

The net charge-off ratio was 4.24% in the fourth quarter of 2021, up from 3.52% in the third quarter of 2021 and 4.18% in the prior year quarter.

Operating expense for the fourth quarter of 2021 was $348 million, up 9% from $319 million in the prior year quarter reflecting receivables growth and strategic investments in the business compared to COVID-19 cost cutting measures taken in the prior year period.

Funding and Liquidity

As of December 31, 2021, the Company had principal debt balances outstanding of $18.0 billion, 45% of which was secured. The Company had $541 million of cash and cash equivalents, which included $158 million of cash and cash equivalents held at their regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Cash and cash equivalents, together with the Company’s potential borrowings of $1.0 billion of undrawn committed capacity from a corporate revolver, $5.4 billion of undrawn committed capacity under the revolving conduit facilities, and $10.2 billion of unencumbered gross finance receivables, provide a liquidity runway in excess of 24 months under numerous stress scenarios and assuming no access to the capital markets. This liquidity runway calculation contemplates all the cash needs of the Company.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss the Company's results, outlook, and related matters at 8:30 am Eastern Time on Thursday, February 3, 2022. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 866-342-8588 (U.S. domestic) or 203-518-9865 (international), and using conference ID 67103, or via a live audio webcast through the Investor Relations section of the OneMain Financial website. For those unable to listen to the live broadcast, a replay will be available on our website beginning approximately two hours after the event. An investor presentation will be available on the Investor Relations page of OneMain’s website at www.omf.com prior to the start of the conference call.

About OneMain Holdings, Inc.

OneMain Financial (NYSE: OMF) is the leader in offering nonprime customers responsible access to credit and is dedicated to improving the financial well-being of hardworking Americans. We empower our customers to solve today’s problems and reach a better financial future through personalized solutions available online and in 1,400 locations across 44 states. OneMain is committed to making a positive impact on the people and the communities we serve. For additional information, please visit www.OneMainFinancial.com.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), and Consumer and Insurance adjusted earnings (loss) per diluted share are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes the expense associated with the cash-settled stock-based awards, direct costs associated with COVID-19, net loss resulting from repurchases and repayments of debt, acquisition-related transaction and integration expenses, and restructuring charges. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use Consumer and Insurance pretax capital generation and Consumer and Insurance capital generation, non-GAAP financial measures, as a key performance measure of our segment. Consumer and insurance pretax capital generation represents Consumer and Insurance adjusted pretax income, as discussed above, and excludes the change in our Consumer and Insurance allowance for finance receivable losses in the period while still considering the Consumer and Insurance net charge-offs during the period. Consumer and Insurance capital generation represents the after-tax effect of Consumer and Insurance pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “assumes,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “forecasts,” “foresees,” “goal,” “intends,” “likely,” “objective,” “plans,” “projects,” “target,” “trend,” “remains,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will” or “would” are intended to identify forward-looking statements, but these words are not the exclusive means of identifying forward-looking statements.

Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events, objectives, goals, projections, strategies, performance, and future plans, and underlying assumptions and other statements related thereto. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. Important factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks associated with COVID-19 and the measures taken in response thereto; the sufficiency of our allowance for finance receivable losses; increased levels of unemployment and personal bankruptcies; natural or accidental events such as earthquakes, hurricanes, pandemics, floods or wildfires affecting our customers, collateral, or our facilities; a failure in or breach of our information, operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks or other disruptions; the adequacy of our credit risk scoring models; adverse changes in our ability to attract and retain employees or key executives; increased competition or adverse changes in customer responsiveness to our distribution channels or products; changes in federal, state, or local laws, regulations, or regulatory policies and practices or increased regulatory scrutiny of our industry; risks associated with our insurance operations; the costs and effects of any actual or alleged violations of any federal, state, or local laws, rules or regulations; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority; our substantial indebtedness and our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with all of our covenants; the effects of any downgrade of our debt ratings by credit rating agencies; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC from time to time.

The liquidity runway scenario disclosed in the press release is based on management’s estimates and assumptions for internal strategic planning purposes and does not constitute guidance or financial projections and should not be regarded or relied on as such.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Forward looking statements included in this document speak only as of the date on which they were made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date			Year-to-Date
(unaudited, $ in millions, except per share amounts)	12/31/2021	9/30/2021	12/31/2020	12/31/2021		12/31/2020

Interest income	$1,121	$1,113	$1,096	$4,364		$4,368

Interest expense	(235)	(237)	(246)	(937)		(1,027)
Provision for finance receivable losses	(237)	(226)	(134)	(593)		(1,319)
Net interest income after provision for finance receivable losses	649	650	716	2,834		2,022

Other revenues:
Insurance	111	109	109	434		443
Investment	17	14	19	65		75
Net loss on repurchases and repayments of debt	(29)	(1)	(1)	(78)		(39)
Other (1)	36	33	10	110		47
Total other revenues	135	155	137	531		526

Other expenses:
Operating expenses	(379)	(384)	(336)	(1,448)		(1,329)
Insurance policy benefits and claims	(50)	(45)	(41)	(176)		(242)
Total other expenses	(429)	(429)	(377)	(1,624)		(1,571)
Income before income taxes	355	376	476	1,741		977
Income taxes	(93)	(88)	(117)	(427)		(247)
Net income	$262	$288	$359	$1,314		$730

Weighted average number of diluted shares	130.0	132.9	134.7	133.1		134.9
Diluted EPS	$2.02	$2.17	$2.67	$9.87		$5.41
Book value per basic share	$24.20	$23.74	$25.61	$24.20		$25.61
Return on assets	4.6%	5.1%	6.5%	6.0%		3.2%

Provision for finance receivable losses	$237	$226	$134	593		1,319
Less: Net charge-offs	(203)	(165)	(189)	(767)		(997)
Change in allowance for finance receivable losses	$34	$61	$(55)	$(174)		$322

Net finance receivables	19,212	18,843	18,084	19,212		18,084
Finance receivables serviced for our whole loan sale partners (2)	414	283	—	414		—
Managed receivables	$19,626	$19,126	$18,084	$19,626		$18,084

Average net receivables	19,040	18,545	17,959	18,281		17,997
Average receivables serviced for our whole loan sale partners (2)	351	211	—	174		—
Average managed receivables	$19,391	$18,756	$17,959	$18,455	0	$17,997

Note:	Year-to-Date may not sum due to rounding.
(1)	4Q20, FY21, and FY20 include an additional net gain on the sale of SpringCastle interests and the fair value impairment of the remaining loans in finance receivables held for sale.
(2)	Receivables serviced for our whole loan sale partners reflect the unpaid principal balance and the accrued interest of loans sold as part of our Whole Loan Sale program.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	12/31/2021	9/30/2021	12/31/2020

Assets
Cash and cash equivalents	541	$821	$2,272
Investment securities	1,992	1,963	1,922
Net finance receivables	19,212	18,843	18,084
Unearned insurance premium and claim reserves	(761)	(750)	(771)
Allowance for finance receivable losses	(2,095)	(2,061)	(2,269)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	16,356	16,032	15,044
Restricted cash and restricted cash equivalents	476	459	451
Goodwill	1,437	1,437	1,422
Other intangible assets	274	278	306
Other assets	1,003	973	1,054
Total assets	$22,079	$21,963	$22,471

Liabilities and Shareholders’ Equity
Long-term debt	$17,750	$17,661	$17,800
Insurance claims and policyholder liabilities	621	616	621
Deferred and accrued taxes	1	9	45
Other liabilities	614	556	564
Total liabilities	18,986	18,842	19,030

Common stock	1	1	1
Additional paid-in capital	1,672	1,665	1,655
Accumulated other comprehensive income (loss)	61	77	94
Retained earnings	1,727	1,554	1,691
Treasury stock	(368)	(176)	—
Total shareholders’ equity	3,093	3,121	3,441
Total liabilities and shareholders’ equity	$22,079	$21,963	$22,471

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	As of or Quarter-to-Date			As of or Year-to-Date

(unaudited, $ in millions)	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020

Non-TDR Net Finance Receivables	$18,562	$18,187	$17,393	$18,562	$17,393
TDR Net Finance Receivables	650	656	691	650	691
Net Finance Receivables	$19,212	$18,843	$18,084	$19,212	$18,084

Non-TDR Allowance	$1,825	$1,780	$1,955	$1,825	$1,955
TDR Allowance	270	281	314	270	314
Allowance	$2,095	$2,061	$2,269	$2,095	$2,269

Non-TDR Allowance Ratio	9.83%	9.79%	11.24%	9.83%	11.24%
TDR Allowance Ratio	41.56%	42.87%	45.46%	41.56%	45.46%
Allowance Ratio	10.90%	10.94%	12.55%	10.90%	12.55%

Gross Charge-Offs	$260	$223	$231	$989	$1,162
Recoveries	(57)	(58)	(42)	(222)	(165)
Net Charge-Offs	$203	$165	$189	$767	$997

Gross Charge-Off Ratio	5.42%	4.76%	5.12%	5.41%	6.46%
Recovery Ratio	(1.18%)	(1.24%)	(0.94%)	(1.21%)	(0.92%)
Net Charge-Off Ratio	4.24%	3.52%	4.18%	4.20%	5.54%

30-89 Delinquency	$467	$415	$413	$467	$413
30+ Delinquency	850	710	729	850	729
60+ Delinquency	568	452	478	568	478
90+ Delinquency	383	295	316	383	316

30-89 Delinquency Ratio	2.43%	2.20%	2.28%	2.43%	2.28%
30+ Delinquency Ratio	4.42%	3.77%	4.03%	4.42%	4.03%
60+ Delinquency Ratio	2.96%	2.40%	2.64%	2.96%	2.64%
90+ Delinquency Ratio	1.99%	1.57%	1.75%	1.99%	1.75%

Average Net Receivables	$19,040	$18,545	$17,959	$18,281	$17,997
Average Daily Debt Balances	18,188	17,680	17,327	17,441	18,080
Personal Loan Origination Volume	3,836	3,870	3,206	13,825	10,729
Credit Card Purchase Volume	26	—	—	26	—

Note:	Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off and recovery ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	12/31/2021		9/30/2021		12/31/2020

Liquidity
Cash and cash equivalents	$541		$821		$2,272
Cash and cash equivalents unavailable for general corporate purposes	158		205		211
Unencumbered gross finance receivables	10,217		10,964		9,194
Undrawn conduit facilities	5,400		7,300		7,200
Undrawn corporate revolver	1,000		—		—

Long-term debt	$17,750		$17,661		$17,800
Less: Junior subordinated debt	(172)		(172)		(172)
Adjusted Debt	$17,578		$17,489		$17,628
Less: Available cash and cash equivalents	(383)		(616)		(2,061)
Net Adjusted Debt	$17,195		$16,873		$15,567

Total Shareholders' Equity	$3,093		$3,121		$3,441
Less: Goodwill	(1,437)		(1,437)		(1,422)
Less: Other intangible assets	(274)		(278)		(306)
Plus: Junior subordinated debt	172		172		172
Adjusted Tangible Common Equity	$1,554		$1,578		$1,885
Plus: Allowance for finance receivable losses, net of tax (1)	1,571		1,546		1,702
Adjusted Capital	$3,125		$3,124		$3,587

Net Leverage (Net Adjusted Debt to Adjusted Capital)	5.5	x	5.4	x	4.3	x

(1)	Income taxes assume a 25% tax rate for 2021 and 2020.

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020

Revenue (1)	25.1%	26.2%	26.4%	25.8%	25.9%
Net Charge-Off	(4.2%)	(3.5%)	(4.2%)	(4.2%)	(5.5%)
Risk Adjusted Margin	20.9%	22.7%	22.2%	21.6%	20.3%
Operating Expenses	(7.9%)	(8.2%)	(7.4%)	(7.9%)	(7.4%)
Unlevered Return on Receivables	13.0%	14.4%	14.8%	13.7%	12.9%
Interest Expense	(4.9%)	(5.1%)	(5.5%)	(5.1%)	(5.7%)
Change in Allowance	(0.7%)	(1.3%)	1.2%	1.0%	(1.8%)
Income Tax Expense (2)	(1.9%)	(1.9%)	(2.6%)	(2.3%)	(1.4%)
Return on Receivables	5.5%	6.2%	8.0%	7.2%	4.1%

Operating Expenses	(379)	(384)	(336)	(1,448)	(1,329)
Average Managed Receivables (3)	19,391	18,756	17,959	18,455	17,997
Operating Expense % of Average Managed Receivables	(7.8%)	(8.1%)	(7.4%)	(7.9%)	(7.4%)

Note:	All ratios are based on consolidated results as a percentage of average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% tax rate for 2021 and 2020.
(3)	Average managed receivables include average net receivables and average receivables serviced for our whole loan sale partners.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020

Consumer & Insurance	$359	$388	$491	$1,788	$1,021
Other	(1)	(1)	(4)	(7)	(9)
Segment to GAAP Adjustment	(3)	(11)	(11)	(40)	(35)
Income Before Income Taxes - GAAP basis	$355	$376	$476	$1,741	$977

Pretax Income - Segment Accounting Basis	$359	$388	$491	$1,788	$1,021
Cash-settled stock-based awards	23	31	—	54	—
Direct costs associated with COVID-19	2	1	5	6	17
Acquisition-related transaction and integration expenses	—	—	1	—	11
Net loss on repurchases and repayments of debt (1)	29	1	1	70	36
Restructuring Charges	—	—	—	—	7
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$413	$421	$498	$1,918	$1,092

Note:	Year-to-Date may not sum due to rounding.
(1)	Amounts may differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	12/31/2021	9/30/2021	12/31/2020

Consumer & Insurance	$19,215	$18,847	$18,091
Segment to GAAP Adjustment	(3)	(4)	(7)
Net Finance Receivables - GAAP basis	$19,212	$18,843	$18,084

Consumer & Insurance	$2,102	$2,070	$2,283
Segment to GAAP Adjustment	(7)	(9)	(14)
Allowance for Finance Receivable Losses - GAAP basis	$2,095	$2,061	$2,269

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date				Year-to-Date

(unaudited, in millions, except per share amounts)	12/31/2021		9/30/2021	12/31/2020	12/31/2021	12/31/2020

Interest income	$1,119		$1,111	$1,093	$4,355	$4,353

Interest expense	(233)		(235)	(242)	(930)	(1,007)
Provision for finance receivable losses	(236)		(224)	(130)	(587)	(1,313)
Net interest income after provision for finance receivable losses	650	—	652	721	2,838	2,033

Insurance	111		109	109	434	443
Investment	17		14	19	65	75
Other	33		29	9	98	33
Total other revenues	161		152	137	597	551

Operating expenses	(348)		(338)	(319)	(1,341)	(1,250)
Insurance policy benefits and claims	(50)		(45)	(41)	(176)	(242)
Total other expenses	(398)		(383)	(360)	(1,517)	(1,492)

Adjusted pretax income (non-GAAP)	413		421	498	1,918	1,092

Income taxes (1)	(103)		(105)	(125)	(480)	(273)

Adjusted net income (non-GAAP)	$310		$316	$373	$1,438	$819

Weighted average number of diluted shares	130.0		132.9	134.7	133.1	134.9
C&I adjusted diluted EPS (2)	$2.38		$2.37	$2.77	$10.81	$6.07

Net finance receivables	19,215		18,847	18,091	19,215	18,091
Finance receivables serviced for our whole loan sale partners (3)	414		283	—	414	—
Managed receivables	$19,629		$19,130	$18,091	$19,629	$18,091

Average net receivables	19,043		18,549	17,966	18,286	18,009
Average receivables serviced for our whole loan sale partners (3)	351		211	—	174	—
Average managed receivables	$19,394		$18,760	$17,966	$18,460	$18,009

Note:	Year-to-Date may not sum due to rounding.
(1)	Income taxes assume a 25% tax rate for 2021 and 2020.
(2)	C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.
(3)	Receivables serviced for our whole loan sale partners reflect the unpaid principal balance and the accrued interest of loans sold as part of our Whole Loan Sale program.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020

Revenue (1)	25.6%	26.1%	26.3%	26.1%	25.9%
Net Charge-Off	(4.2%)	(3.5%)	(4.2%)	(4.2%)	(5.5%)
Risk Adjusted Margin	21.4%	22.6%	22.1%	21.9%	20.3%
Operating Expenses	(7.3%)	(7.2%)	(7.1%)	(7.3%)	(6.9%)
Unlevered Return on Receivables	14.1%	15.3%	15.1%	14.6%	13.4%
Interest Expense	(4.9%)	(5.0%)	(5.4%)	(5.1%)	(5.6%)
Change in Allowance	(0.7%)	(1.3%)	1.3%	1.0%	(1.8%)
Income Tax Expense (2)	(2.2%)	(2.3%)	(2.8%)	(2.6%)	(1.5%)
Return on Receivables	6.5%	6.8%	8.3%	7.9%	4.5%

Operating Expenses	(348)	(338)	(319)	(1,341)	(1,250)
Average Managed Receivables (3)	19,394	18,760	17,966	18,460	18,009
Operating Expense % of Average Managed Receivables	(7.1%)	(7.2%)	(7.1%)	(7.3%)	(6.9%)

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% tax rate for 2021 and 2020.
(3)	Average managed receivables include average net receivables and average receivables serviced for our whole loan sale partners.

OneMain Holdings, Inc.
CONSUMER & INSURANCE CAPITAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, in millions)	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020

Provision for finance receivable losses	$236	$224	$130	$587	$1,313
Less: Net charge-offs	(204)	(165)	(189)	(768)	(998)
Change in C&I allowance for finance receivable losses (non-GAAP)	32	59	(59)	(181)	315

Adjusted pretax income (non-GAAP)	413	421	498	1,918	1,092
Pretax capital generation (non-GAAP)	445	480	439	1,737	1,407

Capital generation, net of tax(1) (non-GAAP)	$334	$360	$329	$1,303	$1,056

Beginning Adjusted Capital	$3,124	$3,485	$3,300	$3,587	$3,367

Capital Generation, net of tax(1) (non-GAAP)	334	360	329	1,303	1,056

Less: Common Stock Repurchased	(192)	(141)	—	(368)	(45)
Less: Cash Dividends	(89)	(559)	(61)	(1,278)	(807)
Capital Returns	(281)	(700)	(61)	(1,646)	(852)

Less: Adjustments to C&I, net of tax (1), (2)	(46)	(25)	(8)	(116)	(81)
Less: Change in the Assumed Tax Rate (1)	—	—	—	—	(8)
Less: Withholding Tax on Share-based Compensation	—	—	—	(6)	(6)
Less: Adjusted Other Net Loss, net of tax (1) (non-GAAP)	(1)	(1)	(1)	(4)	(4)
Plus: Other Comprehensive Income (Loss)	(16)	(8)	15	(33)	50
Plus: Purchased Credit Deteriorated Finance Receivables Gross-up, net of tax (1), (3)	—	—	—	—	11
Plus: Other Intangibles Amortization	4	9	9	32	37
Plus: Trim Acquisition	—	—	—	(15)	—
Plus: Share-based Compensation Expense, net of forfeitures	7	4	4	23	17
Other	(52)	(21)	19	(119)	16

Ending Adjusted Capital	$3,125	$3,124	$3,587	$3,125	$3,587

Note:	Year-to-Date may not sum due to rounding.
(1)	Income taxes assume a 25% tax rate for 2021 and 2020.
(2)	Includes the effects of purchase accounting adjustments excluding loan loss reserves.
(3)
As a result of the adoption of ASU 2016-13, we converted all purchased credit impaired finance receivables to purchased credit deteriorated finance receivables in accordance with ASC Topic 326, which resulted in the gross-up of net finance receivables and allowance for finance receivable losses of $15 on January 1, 2020.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	As of or Quarter-to-Date			As of or Year-to-Date

(unaudited, $ in millions)	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020

Non-TDR Net Finance Receivables	$18,544	$18,166	$17,363	$18,544	$17,363
TDR Net Finance Receivables	671	681	728	671	728
Net Finance Receivables (1)	$19,215	$18,847	$18,091	$19,215	$18,091

Non-TDR Allowance	$1,823	$1,778	$1,951	$1,823	$1,951
TDR Allowance	279	292	332	279	332
Allowance (1)	$2,102	$2,070	$2,283	$2,102	$2,283

Non-TDR Allowance Ratio	9.83%	9.79%	11.24%	9.83%	11.24%
TDR Allowance Ratio	41.56%	42.87%	45.55%	41.56%	45.55%
Allowance Ratio	10.94%	10.98%	12.62%	10.94%	12.62%

Gross Charge-Offs	$260	$223	$231	$990	$1,163
Recoveries	(56)	(58)	(42)	(222)	(165)
Net Charge-Offs	$204	$165	$189	$768	$998

Gross Charge-Off Ratio	5.42%	4.77%	5.12%	5.42%	6.46%
Recovery Ratio	(1.18%)	(1.24%)	(0.94%)	(1.21%)	(0.92%)
Net Charge-Off Ratio	4.24%	3.52%	4.18%	4.20%	5.54%

30-89 Delinquency	$467	$415	$413	$467	$413
30+ Delinquency	850	710	729	850	729
60+ Delinquency	568	452	478	568	478
90+ Delinquency	383	295	316	383	316

30-89 Delinquency Ratio	2.43%	2.20%	2.28%	2.43%	2.28%
30+ Delinquency Ratio	4.42%	3.77%	4.03%	4.42%	4.03%
60+ Delinquency Ratio	2.96%	2.40%	2.64%	2.96%	2.64%
90+ Delinquency Ratio	1.99%	1.57%	1.75%	1.99%	1.75%

Average Net Receivables	$19,043	$18,549	$17,966	$18,286	$18,009
Personal Loan Origination Volume	3,836	3,870	3,206	13,825	10,729
Credit Card Purchase Volume	26	—	—	26	—

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I net finance receivables. Charge-off and recovery ratios are calculated as a percentage of C&I average net finance receivables. Numbers may not sum due to rounding.
(1)	For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)."

OneMain Holdings, Inc.

Investor Contact:
Peter R. Poillon, 212-359-2432
Peter.Poillon@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
Kelly.Ogburn@omf.com
Source: OneMain Holdings, Inc.